Exhibit 3.2

Amended and Restated to Become Effective January 1, 2004

BY-LAWS

OF

ARAMARK CORPORATION

ARTICLE I

OFFICES

§1. REGISTERED OFFICE — The registered office of the Corporation shall be established and maintained at the office of The Corporation Trust Company at 1209 Orange Street in the City of Wilmington, in the County of New Castle, in the State of Delaware, and said corporation shall be the registered agent of this Corporation, unless otherwise established by the Board of Directors and a certificate certifying the change is filed in the manner provided by statute.

§2.OTHER OFFICES — The Corporation may also have offices in the City of Philadelphia, Commonwealth of Pennsylvania, and also offices at such other place or places as the Board of Directors may from time to time appoint or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

§1. PLACE OF MEETINGS — All meetings of the stockholders shall be held in the offices of the Corporation in Philadelphia, Pennsylvania, or at such other place as shall be determined by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

§2. ANNUAL MEETING — An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix.

Nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder’s notice shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 45 nor more than 75 days in advance of the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding years annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

Notwithstanding anything in these By-laws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 55 days prior to the Anniversary, a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

Only persons nominated in accordance with the procedures set forth in this Section 2 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-laws and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to the Exchange Act.

§3. SPECIAL MEETINGS — Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by a majority of the Board of Directors or the Executive Chairman of the Board of Directors. Such meetings shall be held at the place, on the date and at the time as they or he shall fix. Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors, or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 2 of this Article II. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by the third paragraph of Section 2 of this Article II shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Notwithstanding the foregoing provisions of this Section 3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 3. Nothing in this Section 3 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to the Exchange Act.

§4. NOTICE OF MEETINGS — Notice of the place, if any, date, and time of the meeting and the means of remote communication, if any, shall be given, not less than ten nor more than sixty days before the date on which the meeting is to be held, to each stockholder entitled to vote there at, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation). When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and to vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed present and to vote at such adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof, unless the Board of Directors shall fix a new record date for the adjourned meeting pursuant to these By-laws.

§5. QUORUM — Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the question shall constitute a quorum at all meetings of the stockholders, and every reference in these By-Laws to a majority or other proportion of capital stock (or the holders thereof) for the purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the voting rights of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.

If a notice of any adjourned meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting, provided that they represent at least one third of the voting rights of the shares entitled to vote at such meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting (unless a larger majority is required by the Certificate of Incorporation).

§6. ORGANIZATION — Such person as the Board of Directors may have designated or, in the absence of, or upon the failure so to delegate such a person, the Executive Chairman of the

Board of Directors of the Corporation or, in his absence, the Chief Executive Officer or, in his absence, such person as may be chosen by the holders of a majority of the voting rights of the shares entitled to vote who are present, in person or by proxy, at any meeting, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

§7. CONDUCT OF BUSINESS — The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. The chairman shall have the power to adjourn the meeting to another place, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

§8. PROXIES AND VOTING — At any meeting of the stockholders every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Each stockholder shall be entitled to vote, in accordance with the provisions of the Certificate of Incorporation relating to shares of stock, the shares of stock registered in his name on the record date for the meeting, except as otherwise provided herein or required by law. All voting, including on the election of directors but excepting where otherwise required herein or by law, may be by a stock vote. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the Board of Directors in advance of the meeting or in the absence of, or upon the failure so to appoint such person or persons, then by an inspector or inspectors appointed by the chairman of the meeting.

When a quorum is present at any meeting, the vote of the holders of a majority of the votes of the shares having voting power represented in person or by proxy at the meeting and entitled to vote on any question brought before such meeting shall decide such question, unless the question is one upon which, by express provision of law, or these By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Shares represented by a limited proxy (i.e., a proxy that by its terms, withholds authority or does not empower the holder to vote on a particular proposal) will not be considered as part of the voting power present and entitled to vote with respect to that proposal for determining whether the proposal has a majority (or other required percentage) approval of the voting power present and entitled to vote. Abstentions (whether in person or by proxy) are counted as voting power present and entitled to vote on any proposal to which they relate.

§9. STOCK LIST — A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten days prior to the meeting in the manner provided by law.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE III

BOARD OF DIRECTORS

§1. NUMBER — Except as otherwise provided in the Certificate of Incorporation, the number of directors who shall constitute the whole board shall be not less than seven and not more than fifteen.

§2. ELECTION AND TERM OF DIRECTORS – At the date of adoption of these By-laws, the Board of Directors consists of the following persons:

Class I Directors	Class II Directors	Class III Directors

James E. Preston	Robert J. Callander	Joseph Neubauer

Leonard S. Coleman, Jr.	Ronald R. Davenport	Lawrence T. Babbio, Jr.

James E. Ksansnak	Patricia C. Barron	Karl M. von der Heyden

Thomas H. Kean	Ronald L. Sargent	William Leonard

All directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, will be designated either class I, class II or class III directors. There is no distinction in the voting or other powers and authorities of directors of different classes; the classifications are solely for the purposes of the retirement by rotation provisions set forth in this Article III.

Each class I director shall serve initially until the conclusion of the annual general meeting of stockholders of the Corporation held in the calendar year 2002. Each class II director shall serve initially until the conclusion of the annual general meeting of stockholders of the Corporation held in the calendar year 2003. Each class III director shall serve initially until the conclusion of the annual general meeting of stockholders of the Corporation held in the calendar year 2004. At each annual general meeting of stockholders, commencing with the annual general meeting of stockholders held in the calendar year 2002, directors elected to succeed those directors whose term then expire (i) shall be elected for a term of office to expire at the third succeeding annual general meeting of stockholders after their election and (ii) shall constitute members of the class of directors represented by the directors they replace. Each director shall hold office until his or her successor shall have been duly elected and qualified. Directors shall be elected by a plurality of the votes cast at a meeting at which a quorum is present.

Upon the resignation or termination of office of any director, if a new director shall be appointed to the Board of Directors he will be designated to fill the vacancy arising and shall, for the purposes of these By-laws, constitute a member of the class of directors represented by the person he or she replaces.

§3. RESIGNATION AND VACANCIES — Any director or member of a committee may resign at any time. Such resignation shall be made in writing or by electronic transmission, and shall take effect at the time specified therein and if no time is specified, at the time of its receipt by the Executive Chairman of the Board of Directors or Secretary. The acceptance of a resignation shall not be necessary to make it effective. Except as otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by vote of the directors then in office though less than a quorum.

§4. INCREASE OF NUMBER — The number of directors may be fixed or increased by resolution of the Board of Directors, subject to the provisions of the Certificate of Incorporation.

§5. COMMITTEES — The Board of Directors may designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

§6. MEETINGS — The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the directors. Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required. Special meetings of the Board of Directors may be called by the Executive

Chairman, the Chief Executive Officer or by the Secretary and shall be called by them on the written request of any two directors. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing notice not less than five days before the meeting or by sending notice by guaranteed overnight carrier not less than forty-eight hours before the meeting or by telephoning, hand delivering, telegraphing, faxing or sending by similar form of telecommunication notice or electronic transmission not less than twenty-four hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors (whether regular or special), or any committee, by means of conference telephone call or by means of similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

§7. QUORUM AND VOTING — A majority of the directors in office shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these By-laws shall require the vote of a greater number.

§8. COMPENSATION — Directors shall be entitled to such compensation and fees (including reimbursement of reasonable expenses) for their services as directors or as members of committees as shall be authorized by resolution of the Board. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

§9. ACTION WITHOUT MEETING — Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee designated by the Board of Directors, may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

§10. POWERS — The Board of Directors shall have full power to manage the business and affairs of the Corporation; and all powers of the Corporation, except those specifically reserved or granted to the stockholders by statute, the Certificate of Incorporation or these By-laws, are hereby granted to and vested in the Board of Directors.

ARTICLE IV

OFFICERS

§1. OFFICERS — The officers of the Corporation shall be an Executive Chairman of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a

Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect such Assistant Secretaries and Assistant Treasurers, as it may deem proper. Except for the Executive Chairman of the Board of Directors and the Chief Executive Officer, none of the officers of the Corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting or at such other time as the Board of Directors may determine. Two or more offices may be held by the same person.

§2. OTHER OFFICERS AND AGENTS — The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

§3. EXECUTIVE CHAIRMAN – The Executive Chairman of the Board of Directors must at all times be a stockholder of the Corporation and a member of the Board of Directors. He shall preside at all meetings of the Board of Directors, and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors

§4. CHIEF EXECUTIVE OFFICER — The Chief Executive Officer must at all times be a stockholder of the Corporation and a member of the Board of Directors. He shall be, as Chief Executive Officer of the Corporation, responsible for the general supervision of the business and affairs of the Corporation and, except as set forth in these By-laws or a resolution of the Board of Directors, of the Corporation’s other officers, and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors. He may sign, execute and acknowledge, in the name of the Corporation, deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly and exclusively delegated by the Board of Directors, or by these By-laws, to some other officer or agent of the Corporation; and, in general, shall perform all duties incident to the office of Chief Executive Officer, and such other duties as from time to time may be assigned to him by the Board of Directors.

§5. PRESIDENT — The President shall have such powers and shall perform such duties as from time to time shall be assigned to him by the Board of Directors.

§6. VICE-PRESIDENTS — Each Vice-President shall have such powers and shall perform such duties as from time to time shall be assigned to him by the Chief Executive Officer or the Board of Directors.

§7. TREASURER — The Treasurer shall provide for the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He shall collect and deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors.

The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the Chief Executive Officer, taking proper vouchers for such disbursements. He shall render to the Chief Executive Officer and the Board of Directors at meetings of the Board of Directors, or whenever the directors may request it, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he shall give the Corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

§8. SECRETARY — The Secretary shall be present at and give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any Assistant Secretary or by any person thereunto directed by the Executive Chairman, the Chief Executive Officer or by the Board of Directors. He shall record all the proceedings of the meetings of the Corporation and of the Board of Directors in books to be kept for such purpose, and shall perform such other duties as may be assigned to him by the Chief Executive Officer or the Board of Directors. He shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors or the Chief Executive Officer, and attest the same.

§9. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES — Assistant Treasurers and Assistant Secretaries, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Chief Executive Officer or by the Board of Directors.

§10. REMOVAL — Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

§11. ACTION WITH RESPECT TO SECURITIES OF OTHER CORPORATIONS — Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any officer of the Corporation authorized by the Chief Executive Officer shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

GENERAL PROVISIONS

§1. CERTIFICATES OF STOCK — The stock of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution in accordance with applicable law provide that some or all of any class or series of stock shall be uncertificated shares.

§2. LOST CERTIFICATES — Unless otherwise provided by the Certificate of Incorporation, a new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, destroyed or mutilated, and (in the case of any certificate alleged to be lost, stolen or destroyed) the Board of Directors may, in its discretion, require the owner thereof or his legal representatives, to give the Corporation a bond, in such sum as the Board of Directors may direct, not exceeding double the value of the stock, or to indemnify the Corporation against any claim that may be made against it with respect to any such certificate or both, prior to the issuance of any new certificate.

§3. TRANSFER OF SHARES — Transfers of stock shall be upon the stock transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the Corporation.

§4. STOCKHOLDER RECORD DATE — In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any such other action; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to an adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

§5. DIVIDENDS — Subject to the provisions of law and the provisions of the Certificate of Incorporation or any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when it deems expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation legally available for dividends, such sum or sums as the Board of Directors from time to time in its discretion deem proper for working capital, future capital needs or as a reserve fund to meet contingencies or for such other purposes as the Board of Directors shall deem appropriate or in the interests of the Corporation.

§6. SEAL — The corporate seal shall be circular in form and shall contain the name of the Corporation, the year of the creation of its predecessor and the words “CORPORATE SEAL DELAWARE”. Such seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

§7. FACSIMILE SIGNATURES — In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

§8. RELIANCE UPON BOOKS, REPORTS AND RECORDS — Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

§9. FISCAL YEAR — The fiscal year of the Corporation shall end on the Friday nearest September 30 in each year, and shall be subject to change, by resolution of the Board of Directors.

§10. CHECKS — All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined from time to time by resolution of the Board of Directors.

§11. NOTICE AND WAIVER OF NOTICE — Except as otherwise provided in this Section 11, whenever any notice is required by these By-laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if deposited in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required with respect to a special meeting of the Board of Directors, such notice to a director shall be deemed given when sent, if sent by guaranteed overnight carrier or by hand delivery, telegram, fax or similar form of telecommunication, to the last known address (business or residence) of such director.

Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation or these By-laws, a waiver thereof in writing, or by telegraph, fax or similar form of telecommunication or electronic transmission, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business nor the purpose of any meeting needs to be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

§12. TIME PERIODS — In applying any provision of these By-laws which requires that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VI

AMENDMENTS

These By-laws may be made, altered, amended, changed, added to or repealed by the Board of Directors to the extent provided in the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee or representative or in any other capacity while serving as a director, officer, trustee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in this Article with respect to proceedings to enforce rights to indemnification and “advancement of expenses” (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

In addition to the right to indemnification conferred in this Article, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise. If a claim under this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

The rights conferred upon indemnitees in this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Effective as of January 1, 2004